Exhibit 10.1

April 18, 2013

Re: EnerNOC Chief Financial Officer

Dear Neil,

I am very pleased to offer you a position as EnerNOC’s Chief Financial Officer. As Chief Financial Officer, you will assume the responsibilities of managing EnerNOC’s financial operations as directed by the Chief Executive Officer of the company, to whom you will report. In addition to finance and accounting, you will be responsible for facilities, investor relations, operations, information technology and other operational areas as assigned to you from time to time by the CEO and board of directors. This letter will confirm our offer of employment under the terms and conditions that follow:

Offer Specifics:

•	Start Date: April 22, 2013
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Salary: Biweekly salary of $19,038.47 ($495,000.22 annually), payable in accordance with the Company’s standard payroll policies in effect from time to time. Periods of less than two weeks will be prorated accordingly.

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Bonus Plan: During employment, you will be considered annually for a bonus pursuant to EnerNOC’s annual program, as amended and in effect from time to time. Your target bonus will be 80% of your base salary. The amount of the bonus that will be payable to you, if any, will be determined based solely on the achievement of certain predetermined corporate performance objectives to be established annually. This bonus amount will be pro-rated based upon your date of hire and you must actively be employed by EnerNOC on the date of payment to guarantee eligibility.

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Restricted Stock: The Company will grant you 160,000 shares of restricted stock in accordance with EnerNOC’s 2007 Employee, Director and Consultant Stock Plan subject to the terms of the Company’s Restricted Stock Agreement. The Grant will be subject to a four-year vesting schedule, with a one-year cliff at which point 25% of your total Grant will vest, and with the remainder to vest on a quarterly basis thereafter.

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Benefits: Full-time employees are eligible to participate in all Company benefit plans, which include but are not limited to medical, dental, life, short-term and long-term disability insurance and a 401(k) Plan. Participation in Company benefit plans will be subject to the terms of all applicable plan documents and all Company policies regarding benefits. In addition, you will be entitled to be reimbursed for up to $10,000 per year for estate, tax and financial planning expenses and/or related legal fees.

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Paid Time Off: During employment, you will be entitled to earn paid time off (PTO) in accordance with the Company’s Paid Time Off Policy. Pursuant to the Policy, you will earn up to 6.154 hours of PTO per pay period up to a maximum of 160 hours (20 days) per year. PTO will be pro-rated for any pay period that is not worked in full.

•	Expenses: The company will reimburse you for all reasonable travel and business expenses, in accordance with the EnerNOC Travel and Expense Policy.
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New Hire Orientation: You will be required to attend the next scheduled New Hire Orientation in the Boston Office. A member of Human Resources will notify you of your orientation date so that you can make travel arrangements if you are located outside of the Boston area. Senior Management is a strong proponent of this program and the value that it will bring to you and the organization. For this reason, attendance is mandatory for all full-time regular employees.

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Proof of Eligibility: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of all new employees. Accordingly, you will be required to complete a Form I-9 when you begin work. We will not be able to employ you if you do not provide us with the appropriate documents required by the Form I-9 in a timely manner.

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Confidential Information and Restricted Activities: As a condition of your employment, you will be required to sign the Company’s standard Employee Agreement (the “Agreement”). A copy of the Agreement is enclosed with this letter and must be signed and returned at the time you accept the offer.

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At-Will Status of Employment: This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term. Your employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

•	Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
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Miscellaneous: Our agreement consists of several employment-related documents in addition to this letter, including the Employment Agreement, the Severance Agreement and the Restricted Stock Agreement. In the event there is a conflict of terms among this letter and the other of your employment-related documents that together as a whole comprise your employment documents, the terms of this offer letter shall be first in priority and the terms of the Severance Agreement shall be second in priority.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Neil, we are excited about the prospect of your new position with our team, because we believe that your talents, experience and business judgment will benefit the Company significantly. Please confirm your acceptance of this offer by signing below and returning this letter to me no later than the close of business on Friday, April 19, 2013. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. I will be happy to discuss this offer with you in more detail should you have any questions.

Sincerely,

/s/ Timothy G. Healy
Timothy G. Healy, Chairman and Chief Executive Officer

Signed	/s/ Neil Moses

Name	Neil Moses

Date	April 18, 2013

INITIAL HERE:  _______________